Exhibit 99.1

FOR IMMEDIATE RELEASE: January 18, 2012

Contact:	Herbert E. Marth, Jr.
President & Chief Executive Officer
Phone:	804-403-2116
Email:	hmarth@centralvabank.com
Website:	www.centralvabank.com

CENTRAL VIRGINIA BANKSHARES ANNOUNCES DIRECTOR RETIREMENT

POWHATAN, VA – January 18, 2012 /PR Newswire-FirstCall/ Central Virginia Bankshares, Inc. (NASDAQ: CVBK) announces the retirement of Mr. John B. Larus from the boards of directors of both Central Virginia Bankshares, Inc. and Central Virginia Bank effective January 17, 2012.  Mr. Larus was one of the original organizing directors of the Bank, serving as Chairman of the Board for nearly twenty years and most recently as Chairman Emeritus.

Mr. Larus has been a director of Central Virginia Bank since its inception in 1973.  Many locals recall how Mr. Larus helped found the Bank on the back porch of his Powhatan home.  All associated with Central Virginia Bank join in thanking Mr. Larus for his tireless devotion to the Bank and its causes.  He will be greatly missed, but not forgotten.

Jim Napier, Chairman of the Board commented that “The Board is very grateful to John for the many contributions he made to Central Virginia Bank.  He has been instrumental in the bank’s growth since its founding and we thank him for all the years of service and sacrifice he has given. We wish him well in his retirement.”

In addition to his work with the Bank, Mr. Larus is the retired managing partner of Stony Point Estates, a land development company.  Mr. Larus and his wife Jean are longtime residents of Powhatan County Virginia.

There are no plans at present to fill Mr. Larus’ board seats.

About Central Virginia Bankshares, Inc.

Central Virginia Bankshares, Inc. is the parent of Central Virginia Bank, a 38 year old $400 million community bank with its headquarters and main office in Powhatan County and six additional branch offices: two branches in the adjacent County of Cumberland, three branches in western Chesterfield County, and one branch in western Henrico County. Central Virginia Bankshares, Inc. trades under the symbol CVBK (NASDAQ).

Source:	Central Virginia Bankshares, Inc.
Website:	www.centralvabank.com

Contact:	Herbert E. Marth, Jr.
President & Chief Executive Officer
Central Virginia Bankshares, Inc. 804-403-2116